Execution Version

MYERS HOLDINGS CORPORATION

December 9, 2007

Myers Industries, Inc.
1293 South Main Street
Akron, Ohio 44301

Letter Agreement

       Reference is made to the Agreement and Plan of Merger, dated as of April 24, 2007 (the "Merger Agreement"), by and among Myers Holdings Corporation (f/k/a MYEH Corporation) ("Parent"), Myers Acquisition Corporation (f/k/a MYEH Acquisition Corporation) ("MergerCo") and Myers Industries, Inc. (the "Company"). All capitalized terms in this letter agreement (this "Letter Agreement") not defined herein have the meanings ascribed to such terms in the Merger Agreement.

1.

The Company hereby agrees that, except as set forth in Section 3 of this Letter Agreement, prior to fifteen (15) days after the date that the Company has delivered to Parent the Company's unaudited quarterly financial statements for the period ended March 31, 2008 (the "Delivery Date"), the Company will not exercise any of its rights to terminate the Merger Agreement pursuant to Sections 8.2(a) or 8.4(a) of the Merger Agreement. Parent hereby agrees that prior to April 30, 2008, Parent will not exercise its right to terminate the Merger Agreement pursuant to Sections 8.2(a) or 8.3(a) of the Merger Agreement.

2.

MergerCo hereby agrees to pay, or cause to be paid, to the Company an amount equal to $35 million (the "Fee") in immediately available funds on the second Business Day following the date of this Letter Agreement in satisfaction of any obligation MergerCo may have under Section 8.6(c) of the Merger Agreement. The Fee is nonrefundable. The Company hereby waives any right that it has against Parent, MergerCo or the Guarantors to recover any other fee or damages pursuant to, arising out of or in connection with the Merger Agreement (including any right to recover the MergerCo Termination Fee pursuant to Section 8.6(c) of the Merger Agreement) in the event that the transactions contemplated by the Merger Agreement are not consummated for any reason (including the termination or any alleged breach of the Merger Agreement). The Company hereby agrees that from and after the date of this Letter Agreement, it is not entitled to, and will not seek, specific performance or any equitable remedy against Parent, MergerCo, the Guarantors, or any of their respective Affiliates, arising out of, or in connection with, the consummation of the Merger or failure to consummate the Merger.

3.

The parties hereto hereby agree that the terms of Section 6.4(e) of the Merger Agreement shall be suspended as of the date of this Letter Agreement, and that such restrictions shall be replaced with the following terms from and after the date of this Letter Agreement:

a.

The Company may (i) engage in discussions or negotiations with a Person who has made a written Takeover Proposal (whether solicited by the Company or not) if, prior to taking such action, the Company enters into an Acceptable Confidentiality Agreement with such Person and promptly notifies Parent of entry into such Acceptable Confidentiality Agreement and (ii) furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to any such Person if the Company concurrently discloses the same such non-public information to Parent if such non-public information has not previously been disclosed to Parent ("Non-Public Information").

b.

The Company may, in response to a bona fide written Takeover Proposal (whether solicited by the Company or not), , terminate the Merger Agreement pursuant to Section 8.4(b) of the Merger Agreement if, immediately prior to or concurrently with the termination of the Merger Agreement, the Company enters into a merger agreement, acquisition agreement, or other similar agreement with respect to such Takeover Proposal; provided, however, that the Company shall not terminate the Merger Agreement pursuant to Section 8.4(b) of the Merger Agreement, and any purported termination shall be void and of no force or effect, until the date that is six (6) Business Days after the date that the Company has provided written notice to Parent and MergerCo advising Parent and MergerCo that the Company has received such Takeover Proposal (which notice shall include all Non-Public Information), and, with respect to any such Takeover Proposal that provides for consideration less than or equal to the Merger Consideration, during such six (6) Business Day period, the Company has given Parent and MergerCo the opportunity to effect the Closing.

4.	The parties hereto hereby agree that from and after the date of this Letter Agreement, the Termination Fee shall be $0 and the Parent Expenses that the Company shall be liable for shall be $0.
5.

The parties hereto hereby agree that notwithstanding Section 6.1 of the Merger Agreement, (a) from and after the date of this Letter Agreement and prior to March 31, 2008, the Company may, and may cause its Subsidiaries to, take or agree or commit to take any of the actions listed in Sections 6.1(d), (e) (but subject to Section 3 of this Letter Agreement), (f), (g), (h), (i), (j), (k), (l), (n), (o) (but subject to Section 3 of this Letter Agreement), (p) or (q) of the Merger Agreement without the consent of Parent; provided, that in each case, the Company provides Parent with written notice immediately after taking, causing any of its Subsidiaries to take, or agreeing or committing to take, any such action and (b) from and after the date of this Letter Agreement, the Company may (i) declare and pay regular quarterly dividends for the fourth quarter of 2007 and the first quarter of 2008, in each case not to exceed $0.06 per Common Share, consistent with past practice as to timing, (ii) declare and pay special dividends of up to $10 million in the aggregate at any time prior to the Delivery Date and (iii) repurchase Common Shares for consideration less than $22.50 per Common Share. In addition, (x) Section 6.3 of the Merger Agreement shall be suspended until March 31, 2008 and (y) Section 6.10 of the Merger Agreement shall be suspended with respect to any releases or public statements that are not related to the Merger, the Merger Agreement or this Letter Agreement.

6.

The Company hereby agrees that from and after the date of this Letter Agreement, it will not institute, directly or indirectly, and shall cause its Affiliates not to institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement, the Guarantees, or the transactions contemplated thereby or otherwise relating thereto, against Parent, MergerCo, the Guarantors, or any of their respective Affiliates with respect to any action taken by, or inaction of, such parties prior to the date of this Letter Agreement. Each of Parent and MergerCo hereby agrees that from and after the date of this Letter Agreement, it will not institute, directly or indirectly, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby or otherwise relating thereto, against the Company with respect to any action taken by, or inaction of, the Company prior to the date of this Letter Agreement.

7.

The Company hereby agrees that the Guarantees in favor of the Company, pursuant to which the Guarantors guaranteed certain obligations of Parent and MergerCo in connection with the Merger Agreement, are hereby terminated and void and of no further force or effect.

8.	Parent and MergerCo hereby acknowledge and agree that as of the date of this Letter Agreement there is no Company Material Adverse Effect.
9.

Parent and MergerCo hereby represent and warrant that (a) they have obtained an extension of the financing commitments from Goldman Sachs Credit Partners, L.P., KeyBank National Association and KeyBanc Capital Markets Inc. and (b) the Guarantors have committed to Parent to invest an additional $30 million of equity in Parent in connection with the consummation of the Merger.

10.

The Company hereby represents and warrants that (a) this Letter Agreement has been duly authorized, executed and delivered by the Company and, assuming this Letter Agreement constitutes the valid and binding agreement of Parent and MergerCo, is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors rights and remedies generally. and (b) no material consent of any third party is required for the execution, delivery and performance of this Letter Agreement by the Company. Parent and MergerCo hereby represent and warrant that: (a) this Letter Agreement has been duly authorized, executed and delivered by Parent and MergerCo and, assuming this Letter Agreement constitutes the valid and binding agreement of the Company, this Letter Agreement is the valid and binding obligation of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors rights and remedies generally. and (b) no material consent of any third party is required for the execution, delivery and performance of this Letter Agreement by Parent and MergerCo.

11.

This Letter Agreement will be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Letter Agreement.

12.

Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Letter Agreement or any transaction contemplated hereby. Each of the parties hereto irrevocably and fully waives the defense of an inconvenient forum to the maintenance of such suit, action or proceeding. Each of the parties hereby further agrees that service of any process, summons, notice or document to such party's respective address listed above in one of the manners set forth in Section 9.6 of the Merger Agreement shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Letter Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

13.

Each party acknowledges and agrees that any controversy which may arise under this Letter Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Letter Agreement or the transactions contemplated by this Letter Agreement. Each party hereto certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Letter Agreement by, among other things, the mutual waivers and certifications in this Section 13.

14.

The parties hereto herby agree that to the extent that any provision in this Letter Agreement conflicts with any provision in the Merger Agreement, the applicable provision in this Letter Agreement shall prevail. All other provisions of the Merger Agreement that are not amended by this Letter Agreement shall remain in full force and effect and unchanged by this Letter Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Letter Agreement as of the date first written above.

MYERS INDUSTRIES, INC.

By:	/s/ John C. Orr
Name: John C.Orr
Title:President and CEO

MYERS HOLDINGS CORPORATION

By:	/s/ John Daly
Name: John Daly
Title: Authorized Signatory

MYERS ACQUISITION CORPORATION

By:	/s/ John Daly
Name: John Daly
Title:Authorized Signatory